Exhibit 10.3

FIRST AMENDMENT TO THE
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

                THIS FIRST AMENDMENT is effective June 7, 2001 and is made by United Surgical Partners International, Inc., a Delaware corporation (the “Corporation”).

WITNESSETH:

                WHEREAS, the Corporation sponsors the United Surgical Partners International, Inc. Employee Stock Purchase Plan (the “ESPP”) for the benefit of its eligible employees;

                WHEREAS, pursuant to paragraph 15 of the Plan the Board of Directors of the Corporation (the “Board”) in its discretion shall have the right to alter or amend the ESPP or any part thereof from time to time without the approval of the stockholders of the Corporation, except that the Board may not make any alteration or amendment which would increase the aggregate number of shares which may be purchased pursuant to the provisions of the ESPP (other than as a result of the anti-dilution provisions of the ESPP), change the class of individuals eligible to receive options under the ESPP, or cause options to be delivered under the ESPP to fail to meet the requirements  for employee stock purchase plans as defined in section 423 of the Internal Revenue Code of 1986, as amended, without approval of the stockholders of the Corporation;

                WHEREAS, pursuant to paragraph 6(a) of the ESPP, the initial option period under the ESPP will begin on the effective date thereunder and end on the next following June 30 or December 31;

                WHEREAS, the Board believes it is in the best interests of the Corporation and the participants under the ESPP for the initial option period under the ESPP to begin on June 8, 2001 and end on December 31, 2001;

                WHEREAS, pursuant to paragraph 7(b) of the ESPP, the “Fair Market Value” of a share of common stock issued under the ESPP is defined;

                WHEREAS, the Board believes it is in the best interest of the Corporation and participants under the ESPP to amend the definition of Fair Market Value under the ESPP;

                WHEREAS, pursuant to paragraph 14 of the ESPP, the ESPP will be effective as of the date of the consummation of a firm commitment underwritten public offering of the common stock of the Corporation for cash, provided that the ESPP is approved by the stockholders of the Corporation within twelve months of the date of adoption by the Board; and

                WHEREAS, the Board believes it is in the best interests of the Corporation and the participants under the ESPP to specify with particularity the effective date of the ESPP.

                NOW, THEREFORE, the ESPP is hereby amended as follows;

                1.             Paragraph 6(a) is hereby amended in its entirety, effective June 7, 2001, to read as follows:

6. Grant Of Options. (a) General Statement; “Date of Grant;” “Option;” “Date of Exercise.” Upon the effective date of the Plan, as provided in paragraph 14 and continuing while the Plan remains in effect, the Company shall offer options under the Plan to all Eligible Employees to purchase shares of Stock. Except as otherwise determined by the Committee and except as provided below, these options shall be granted on the effective date of the Plan, the next subsequent January 1, and each six month anniversary of such date (each of which dates is herein referred to as the “Date of Grant”). The term of each option, except as provided below, shall begin on a Date of Grant and shall be for a period ending on the next subsequent June 30 or December 31 (each such six month period, or longer period in the case of the first period, shall be referred to as an “Option Period.”) The first day of the Option Period shall be a Date of Grant and the last day of such Option Period shall be a “Date of Exercise.” Notwithstanding the foregoing, the first Date of Grant shall be June 8, 2001 and the first Date of Exercise shall be December 31, 2001. The number of shares subject to each Option Period shall be the quotient of the sum of the payroll deductions withheld on behalf of each participant in accordance with subparagraph 6(b) for the Option Period and any amount carried forward from the preceding Option Period pursuant to subparagraph 7(a), divided by the “Option Price” (as defined in subparagraph 7(b)) of the Stock, excluding all fractions; provided, however, that the maximum number of shares that may be subject to any option may not exceed 5,000 shares (subject to adjustment as provided in paragraph 12).

                2.             Paragraph 7(b) is hereby amended in its entirety, effective June 7, 2001, to read as follows:

(b) “Option Price” defined. The Option Price per share of Stock to be paid by each Optionee on each exercise of his option shall be an amount equal to the lesser of the 85% of the Fair Market Value of the Stock on the Date of Exercise or on the Date of Grant. For all purposes under the Plan the “Fair Market Value” of a share of Stock means, for a particular day, the opening sales price on such business day as reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. (“NASDAQ”) National Market System or, if no such sale takes place on that day, the opening sales price so reported on the last business day before the date in question. If the Board determines in good faith that such price is not indicative of the fair value of the Stock, then the value determined in good faith by the Committee shall be the Fair Market Value, which determination shall be conclusive for all purposes.

                3.             Paragraph 14 is hereby amended in its entirety, effective June 7, 2001, to read as follows:

14. Term of the Plan. The effective date of the Plan shall be the date of a firm commitment underwritten public offering of the stock for cash, which date is June 7, 2001; provided that the Plan is approved by the stockholders of the Company within twelve months of the date of adoption by the Board. Notwithstanding any provision in the Plan, no option granted under the Plan shall be exercisable prior to such stockholder approval, and, if the stockholders of the Company do not approve the Plan within twelve months after its adoption by the Board, then the Plan shall automatically terminate.

                NOW, THEREFORE, be it further provided that, except as provided above, the ESPP shall continue to read in its current state.

                IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of the Corporation as of the effective date and effective as set forth herein.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation
By:	/s/ John J. Wellik

Name:	John J. Wellik

Title:	Vice President